Exhibit 99.2
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Ascent Media Corporation:
We have audited the accompanying consolidated balance sheets of Ascent Media Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive loss, cash flows and stockholders’ equity for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ascent Media Corporation and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Los Angeles, California
March 12, 2010, except for note 3
   which is as of November 12, 2010

ASCENT MEDIA CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2009 and 2008

	2009	2008
	Amounts in thousands,
	except share amounts
Assets
Current assets:
Cash and cash equivalents	$292,914	341,517
Trade receivables, net of allowance of $7,274 (2009) and $9,200 (2008)	91,414	112,473
Prepaid expenses	9,711	11,398
Deferred income tax assets, net (note 12)	562	10,826
Assets held for sale and discontinued operations (note 9)	2,862	1,930
Income taxes receivable	17,793	9,122
Other current assets	1,635	2,776

Total current assets	416,891	490,042

Investments in marketable securities (note 10)	56,197	—
Property and equipment, net (note 6)	185,891	211,846
Deferred income tax assets, net (note 12)	1,029	22,545
Assets held for sale and discontinued operations (note 9)	10,868	12,082
Other assets, net (note 7)	11,607	8,789

Total assets	$682,483	745,304

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,228	21,635
Accrued payroll and related liabilities	17,706	22,199
Other accrued liabilities	21,647	31,103
Deferred revenue	8,618	11,671
Liabilities related to assets held for sale and discontinued operations (note 9)	4,673	4,594

Total current liabilities	70,872	91,202

Other liabilities	29,015	28,792

Total liabilities	99,887	119,994

Commitments and contingencies (note 16)

Stockholders’ Equity:
Preferred stock, $.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 13,446,241 shares at December 31, 2009	134	134
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 734,127 shares at December 31, 2009	7	7
Series C common stock, $.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,464,925	1,459,078
Accumulated deficit	(878,853)	(825,956)
Accumulated other comprehensive loss	(3,617)	(7,953)

Total stockholders’ equity	582,596	625,310

Total liabilities and stockholders’ equity	$682,483	745,304

See accompanying notes to consolidated financial statements.

ASCENT MEDIA CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
Years ended December 31, 2009 and 2008

	2009	2008
	Amounts in thousands,
	except per share amounts
Net revenue	$453,681	581,625

Operating expenses:
Cost of services	327,713	434,710
Selling, general, and administrative, including stock-based and long-term compensation (note 13)	101,943	117,475
Restructuring and other charges (note 8)	7,273	8,801
Gain on sale of operating assets, net	(467)	(9,038)
Depreciation and amortization	56,778	55,564
Impairment of goodwill (note 7)	—	95,069

	493,240	702,581

Operating loss	(39,559)	(120,956)
Other income:
Interest income	2,660	6,579
Other (expense) income, net	(1,412)	1,007

	1,248	7,586

Loss from continuing operations before income taxes	(38,311)	(113,370)
Income tax expense from continuing operations (note 12)	(18,533)	(700)

Net loss from continuing operations	(56,844)	(114,070)
Discontinued operations:
Earnings from discontinued operations	4,547	81,796
Income tax expense from discontinued operations	(600)	(32,345)

Earnings from discontinued operations, net of income taxes	3,947	49,451

Net loss	$(52,897)	(64,619)

Other comprehensive earnings (loss), net of taxes (note 14):
Foreign currency translation adjustments	4,693	(18,603)
Unrealized holding gains, net of income tax	1,352	—
Pension liability adjustment	(1,709)	(63)

Other comprehensive earnings (loss)	4,336	(18,666)

Comprehensive loss	$(48,561)	(83,285)

Basic and Diluted earnings (loss) per share (note 4)
Continuing operations	$(4.04)	(8.11)
Discontinued operations	0.28	3.51

Net loss	$(3.76)	(4.60)

See accompanying notes to consolidated financial statements.

ASCENT MEDIA CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2009 and 2008

	2009	2008
	Amounts in thousands
	(See note 5)
Cash flows from operating activities:
Net loss	$(52,897)	(64,619)

Adjustments to reconcile net loss to net cash provided by operating activities:
Earnings from discontinued operations, net of income tax	(3,947)	(49,451)
Depreciation and amortization	56,778	55,564
Stock-based compensation	2,443	293
Gain on sale of assets, net	(467)	(9,038)
Impairment of goodwill	—	95,069
Deferred income tax expense (benefit)	30,802	6,059
Other non-cash credits, net	(2,141)	(8,309)
Changes in assets and liabilities, net of acquisitions:
Trade receivables	21,435	7,958
Prepaid expenses and other current assets	(2,990)	1,164
Payables and other liabilities	(19,438)	(21,958)
Operating activities from discontinued operations, net	6,396	8,309

Net cash provided by operating activities	35,974	21,041

Cash flows from investing activities:
Capital expenditures	(27,935)	(35,783)
Cash paid for acquisitions, net of cash acquired	(2,702)	(3,859)
Purchases of marketable securities	(68,126)	—
Proceeds from sales of marketable securities	16,309	23,545
Cash proceeds from the sale of discontinued operations	—	127,831
Cash proceeds from the sale of operating assets	1,440	18,433
Other investing activities, net	(1,785)	(93)
Investing activities from discontinued operations, net	(2,089)	(8,744)

Net cash provided by (used in) investing activities	(84,888)	121,330

Cash flows from financing activities:
Net cash transfers from Discovery Holding Company (“DHC”)	—	(1,735)
Stock option exercises	2,121	—
Payment of capital lease obligation	(1,810)	(752)

Net cash provided by (used in) financing activities	311	(2,487)

Net increase (decrease) in cash and cash equivalents	(48,603)	139,884

Cash and cash equivalents at beginning of year	341,517	201,633

Cash and cash equivalents at end of year	$292,914	341,517

See accompanying notes to consolidated financial statements.

ASCENT MEDIA CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
Years ended December 31, 2009 and 2008
Amounts in thousands

								Accumulated
					Additional			other	Total
	Preferred	Common Stock			paid-in	Parent’s	Accumulated	comprehensive	stockholders
	stock	Series A	Series B	Series C	capital	investment	deficit	earnings (loss)	equity
Balance at December 31, 2007	$—	—	—	—	—	1,437,520	(761,337)	10,713	686,896
Net loss	—	—	—	—	—	—	(64,619)	—	(64,619)
Other comprehensive loss	—	—	—	—	—	—	—	(18,666)	(18,666)
Contribution of net operating losses from DHC	—	—	—	—	(553)	23,694	—	—	23,141
Stock-based compensation	—	—	—	—	293	—	—	—	293
Net cash transfers to parent	—	—	—	—	—	(1,735)	—	—	(1,735)
Change in capitalization in connection with Ascent Media Spin Off (note 2)	—	134	7	—	1,459,338	(1,459,479)	—	—	—

Balance at December 31, 2008	—	134	7	—	1,459,078	—	(825,956)	(7,953)	625,310
Net loss	—	—	—	—	—	—	(52,897)	—	(52,897)
Other comprehensive earnings	—	—	—	—	—	—	—	4,336	4,336
Stock-based compensation	—	—	—	—	2,443	—	—	—	2,443
Stock option exercises (note 13)	—	—	—	—	2,121	—	—	—	2,121
Shares withheld for tax liability	—	—	—	—	(263)	—	—	—	(263)
Other	—	—	—	—	1,546	—	—	—	1,546

Balance at December 31, 2009	$—	134	7	—	1,464,925	—	(878,853)	(3,617)	582,596

See accompanying notes to consolidated financial statements.

ASCENT MEDIA CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(1) Basis of Presentation
     For periods prior to the September 17, 2008 consummation of the spin off transaction (“Ascent Media Spin Off”) described in note 2, the accompanying consolidated financial statements of Ascent Media Corporation (“Ascent Media” or the “Company”) represent a combination of the historical financial information of (1) Ascent Media Group, LLC (“AMG”), a wholly-owned subsidiary of Discovery Holding Company (“DHC”), (2) Ascent Media CANS, LLC (dba AccentHealth) (“AccentHealth”), a wholly-owned subsidiary of DHC until its sale on September 4, 2008 (see note 9) and (3) cash and investment assets of DHC. For the periods following September 17, 2008, the accompanying consolidated financial statements of Ascent Media represent Ascent Media and its consolidated subsidiaries. The Ascent Media Spin Off has been accounted for at historical cost due to the pro rata nature of the distribution.
     Ascent Media is comprised of two reportable segments: Content Services and Creative Services. The Content Services group provides a full complement of facilities and services necessary to optimize, archive, manage, and reformat and repurpose completed media assets for global distribution via freight, satellite, fiber and the Internet, as well as the facilities, technical infrastructure, and operating staff necessary to assemble programming content for cable and broadcast networks and to distribute media signals via satellite and terrestrial networks. The Creative Services group provides various technical and creative services necessary to complete principal photography into final products, such as feature films, movie trailers and TV spots, documentaries, independent films, scripted and reality television, TV movies and mini-series, television commercials, internet and new media advertising, music videos, interactive games and new digital media, promotional and identity campaigns and corporate communications. These services are referred to generally in the entertainment industry as “post-production” services.
     AccentHealth operated an advertising-supported captive audience television network in doctor office waiting rooms nationwide, and was included as part of the Content Services group for financial reporting purposes until its sale on September 4, 2008.
(2) Ascent Media Spin-Off Transaction
     During the fourth quarter of 2007, the Board of Directors of DHC approved a resolution to spin off the capital stock of Ascent Media to the holders of DHC Series A and Series B common stock. The Ascent Media Spin Off was approved in connection with a transaction between DHC and Advance/Newhouse Programming Partnership (“Advance/Newhouse”) pursuant to which DHC and Advance/Newhouse combined their respective indirect interests in Discovery Communications, LLC (“Discovery”).
          The Ascent Media Spin Off was completed on September 17, 2008 (the “Spin Off Date”) and was effected as a distribution by DHC to holders of its Series A and Series B common stock of shares of Ascent Media Series A and Series B common stock, respectively. Holders of DHC common stock on September 17, 2008 received 0.05 of a share of Ascent Media Series A common stock for each share of DHC Series A common stock owned and 0.05 of a share of Ascent Media Series B common stock for each share of DHC Series B common stock owned. In the Ascent Media Spin Off, 13,401,886 shares of Ascent Media Series A common stock and 659,732 shares of Ascent Media Series B common stock were issued. The Ascent Media Spin Off did not involve the payment of any consideration by the holders of DHC common stock and is intended to qualify as a transaction under Sections 368(a) and 355 of the Internal Revenue Code of 1986, as amended, for United States federal income tax purposes.
          Following the Ascent Media Spin Off, Ascent Media and DHC operate independently, and neither has any stock ownership, beneficial or otherwise, in the other. In connection with the Ascent Media Spin Off, Ascent Media and DHC entered into certain agreements in order to govern certain of the ongoing relationships between Ascent Media and DHC after the Ascent Media Spin Off and to provide mechanisms for an orderly transition. These agreements include a Reorganization Agreement, a Services Agreement and a Tax Sharing Agreement.

          The Reorganization Agreement provided for, among other things, the principal corporate transactions required to effect the Ascent Media Spin Off and cross indemnities as well as the assumption by Ascent Media of certain obligations of DHC relating to the Ascent Media Spin Off and periods prior to the effectiveness of the Ascent Media Spin Off and the transfer by DHC to Ascent Media of approximately $150 million in cash. Pursuant to the Services Agreement, Ascent Media provided a subsidiary of DHC with certain general and administrative services for a one-year period beginning on the date of the Ascent Media Spin Off, including accounting, finance, human resources, information technology, payroll and real estate management services. In consideration for such services, DHC’s subsidiary paid Ascent Media a fee of $1,000,000. DHC’s subsidiary also reimbursed Ascent Media for any out-of-pocket expenses incurred by Ascent Media in providing these services. In addition, during the term of the Services Agreement, Ascent Media agreed to make cash advances to such subsidiary of DHC from time to time, in an aggregate principal amount not to exceed $1.5 million, as reasonably required to meet this DHC subsidiary’s current payroll and to pay third-party vendors in the ordinary course of its business. Such advances were due and payable in full on the first anniversary of the Ascent Media Spin Off and beared interest at the prime rate, calculated on an average daily balance basis.
          Under the Tax Sharing Agreement, Ascent Media was responsible for all taxes attributable to it or one of its subsidiaries, whether accruing before, on or after the Ascent Media Spin Off (other than any such taxes for which DHC is responsible under the Tax Sharing Agreement). Ascent Media also agreed to be responsible for and to indemnify DHC with respect to (i) all taxes attributable to DHC or any of its subsidiaries (other than Discovery) for any tax period that ends on or before the date of the Ascent Media Spin Off (and for any tax period that begins on or before and ends after the date of the Ascent Media Spin Off, for the portion of that period on or before the date of the Ascent Media Spin Off), other than such taxes arising as a result of the Ascent Media Spin Off and related internal restructuring of DHC and (ii) all taxes arising as a result of the Ascent Media Spin Off or the internal restructuring of DHC to the extent such taxes are not the responsibility of DHC under the Tax Sharing Agreement. DHC is responsible for (i) all United States federal, state, local and foreign income taxes attributable to DHC or any of its subsidiaries for any tax period that began after the date of the Ascent Media Spin Off (and for any tax period that begins on or before and ends after the date of the Ascent Media Spin Off, for the portion of that period after the date of the Ascent Media Spin Off), other than such taxes arising as a result of the Ascent Media Spin Off and related internal restructuring of DHC, (ii) all taxes arising as a result of the Ascent Media Spin Off to the extent such taxes arise as a result of any breach on or after the date of the Ascent Media Spin Off of any representation, warranty, covenant or other obligation of DHC or of a subsidiary or shareholder of DHC made in connection with the issuance of the tax opinion relating to the Ascent Media Spin Off or in the Tax Sharing Agreement, and (iii) all taxes arising as a result of such internal restructuring of DHC to the extent such taxes arise as a result of any action undertaken after the date of the Ascent Media Spin Off by DHC or a subsidiary or shareholder of DHC.
          Pursuant to a Services Agreement between Liberty Media Corporation (“Liberty”) and DHC, which was assumed by Ascent Media in connection with the Ascent Media Spin-Off, Liberty agreed to provide certain general and administrative services including legal, tax, accounting, treasury and investor relations support, as and to the extent requested by Ascent Media. Ascent Media agreed to reimburse Liberty for direct, out-of-pocket expenses incurred by Liberty in providing these services and for Ascent Media’s allocable portion of costs associated with any shared services or personnel. The Services Agreement provides for Liberty and Ascent Media to review cost allocations every six months and adjust such charges, if appropriate.
(3) Reclassification of Discontinued Operations
     In September 2010, the Company determined that it would shutdown the operations of its Global Media Exchange (“GMX”) business. Accordingly, the Company has reclassified the results of operations, assets and liabilities associated with this business to discontinued operations. See Note 9 for further information regarding the shutdown of GMX.
     The consolidated financial statements have been reclassified for all periods presented to reflect the GMX operations as discontinued operations. Unless noted otherwise, discussions in the Notes to Consolidated Financial Statements pertain to continuing operations. These reclassifications have no effect on the Company’s previously reported net earnings. As a result of these reclassifications, the Company has revised the following notes: Note 4, Note 6, Note 9, Note 12, Note 16, Note 18 and Note 19.

(4) Summary of Significant Accounting Policies
Cash and Cash Equivalents
     The Company considers investments with original purchased maturities of three months or less to be cash equivalents.
Trade Receivables
     Trade receivables are shown net of an allowance based on historical collection trends and management’s judgment regarding the collectability of these accounts. These collection trends, as well as prevailing and anticipated economic conditions, are routinely monitored by management, and any adjustments required are reflected in current operations. The allowance for doubtful accounts as of December 31, 2009 and 2008 was $7,274,000 and $9,200,000, respectively.
     A summary of activity in the allowance for doubtful accounts is as follows:

	Balance			Balance
	Beginning	Charged	Write-Offs	End of
	of Year	to Expense	and Other	Year
	Amounts in thousands
2009	$9,200	1,581	(3,507)	7,274

2008	$8,359	3,568	(2,727)	9,200

Concentration of Credit Risk and Significant Customers
     For the year ended December 31, 2009, no single customer accounted for more than 10% of consolidated revenue. For the year ended December 31, 2008, $77,088,000 or 13.3% of Ascent Media’s consolidated revenue was generated by one customer, Motorola, Inc., under system integration services contracts.
Fair Value of Financial Instruments
     Fair values of cash equivalents, current accounts receivable and current accounts payable approximate the carrying amounts because of their short-term nature. See Note 11 for further fair value information.
Investments
     All investments in marketable securities held by the Company are classified as available-for-sale (“AFS”) and are carried at fair value generally based on quoted market prices. The Company records unrealized changes in the fair value of AFS securities in the consolidated balance sheet in accumulated other comprehensive income. When these investments are sold, the gain or loss realized on the sale is recorded in other income (expense) in the consolidated statements of operations.
Property and Equipment
     Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the underlying lease. Estimated useful lives by class of asset are as follows:

Buildings	20 years
Leasehold improvements	15 years or lease term, if shorter
Machinery and equipment	5 — 7 years
Computer software (included in Machinery and Equipment in Note 6)	3 years

     Depreciation expense for property and equipment was $56,692,000 and $55,420,000 for the years ended December 31, 2009 and 2008, respectively.
Goodwill
     The Company accounts for its goodwill pursuant to the provisions of the Intangibles — Goodwill and Other Topic of the FASB ASC. In accordance with the FASB ASC, goodwill is not amortized, but is tested for impairment annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. See further discussion of goodwill impairment in Note 7.
Other Intangible Assets
     Amortizable other intangible assets are amortized on a straight-line basis over their estimated useful lives of four to five years, and are reviewed for impairment in accordance with the Property, Plant and Equipment Topic of FASB ASC.
Long-Lived Assets
     Management reviews the realizability of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the value and future benefits of long-term assets, their carrying value is compared to management’s best estimate of undiscounted future cash flows over the remaining economic life. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the estimated fair value of the assets. For the year ended December 31, 2009, the Company recorded an asset impairment of $972,000 for one of its content services facilities, which is included in depreciation and amortization on the consolidated statement of operations.
Foreign Currency Translation
     The functional currencies of the Company’s foreign subsidiaries are their respective local currencies. Assets and liabilities of foreign operations are translated into United States dollars using exchange rates on the balance sheet date, and revenue and expenses are translated into United States dollars using average exchange rates for the period. The effects of the foreign currency translation adjustments are deferred and are included in parent’s investment as a component of accumulated other comprehensive earnings (loss).
Revenue Recognition
     Revenue from post-production services to customers producing television programs, feature films and commercial advertising is recognized when services are provided, based on contracted rates. Revenue from system integration services is recognized on the basis of the estimated percentage of completion of individual contracts. Percentage of completion is calculated based upon actual labor and equipment costs incurred compared to total forecasted costs for the contract. Estimated losses on long-term service contracts are recognized in the period in which a loss becomes evident. Revenue from content distribution contracts, which may include multiple elements, is recognized ratably over the term of the contract as services are provided. Under such contracts, any services which are not performed ratably are not material to the contract as a whole.
     Prepayments received for services to be performed at a later date are reflected in the balance sheets as deferred revenue until such services are provided.
Income Taxes
     The Company accounts for income taxes under the Income Taxes Topic of the FASB ASC, which prescribes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than proposed changes in the tax law or rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.
     The Income Taxes Topic of the FASB ASC specifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In instances where the Company has taken or expects to take a tax position in its tax return and the Company believes it is more likely than not that such tax position will be upheld by the relevant taxing authority, the Company records the benefits of such tax position in its consolidated financial statements.
  Advertising Costs
     Advertising costs generally are expensed as incurred. Advertising expense aggregated $1,469,000 and $3,159,000 for the years ended December 31, 2009 and 2008, respectively.
  Stock-Based Compensation
     The Company accounts for stock-based awards pursuant to the Stock Compensation Topic of the FASB ASC, which requires companies to measure the cost of employee services received in exchange for an award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the award, and to recognize that cost over the period during which the employee is required to provide service (usually the vesting period of the award).
     The Company calculated the grant-date fair value for all of its stock options using the Black-Scholes Model. Ascent Media calculated the expected term of the awards using the simplified method included in SEC Staff Accounting Bulletin No. 107. The volatility used in the calculation is based on the historical volatility of peer companies. The Company used the risk-free rate for Treasury Bonds with a term similar to that of the subject options and has assumed a dividend rate of zero.
  Basic and Diluted Earnings (Loss) Per Common Share — Series A and Series B
     Basic and diluted earnings (loss) per common share (“EPS”) is computed by dividing net earnings (loss) by the number of aggregate Series A and Series B common shares outstanding for the respective year. The total weighted average shares outstanding for the Series A and Series B shares for the year ended December 31, 2009 and 2008, was 14,086,075 and 14,061,921 shares, respectively. As of December 31, 2009, the options to purchase Ascent Media common stock had a dilutive effect of 173,632 shares for the year and there were 20,000 options that were anti-dilutive. Since the Company recorded a loss from continuing operations for the years ended December 31, 2009 and 2008, diluted EPS is computed the same as basic EPS.
  Indemnifications
     Pursuant to the tax sharing agreement with DHC, Ascent Media is responsible for all taxes attributable to it or any of its subsidiaries, whether accruing before, on or after the Spin-Off Date. The Company is responsible for and indemnifies DHC with respect to (i) certain taxes attributable to DHC or any of its subsidiaries (other than Discovery Communications, LLC) and (ii) all taxes arising as a result of the Ascent Media Spin Off. The indemnification obligations under the tax sharing agreement are not limited in amount or subject to any cap. Also, pursuant to the reorganization agreement it entered into with DHC in connection with the Ascent Media Spin Off, the Company assumed certain indemnification obligations designed to make it financially responsible for substantially all non-tax liabilities that may exist relating to the business of AMG, whether incurred prior to or after the spin-off, as well as certain obligations of DHC. As of December 31, 2009, the Company is not aware of any material matters under these agreements.
  Estimates
     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses for each reporting period. The significant estimates made in preparation of the Company’s consolidated financial statements primarily relate to valuation of goodwill, other intangible assets, long-lived assets, deferred tax assets, and the amount of the allowance for doubtful accounts. These estimates are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts them when facts and circumstances change. As the effects of future events cannot be determined with any certainty, actual results could differ from the estimates upon which the carrying values were based.
  Recent Accounting Pronouncements
     In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162).” This guidance establishes the FASB Accounting Standards Codification (“ASC”) as the single source of authoritative GAAP and is effective for financial statements issued for interim and annual periods ending after September 15, 2009.
     In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”, which has been codified in the Subsequent Events Topic in the FASB ASC. This statement establishes principles and requirements for reporting events or transactions occurring after the balance sheet date. The guidance requires an entity to disclose the date through which subsequent events have been evaluated and whether it is the date the financial statements were issued. This statement is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this guidance did not have a material effect on the Company’s financial statements. In February 2010, this guidance was amended, effective immediately, to exclude this disclosure for companies that are required to file their financial statements with the Securities and Exchange Commission.
     In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations,” which has been codified in the Business Combination Topic in the FASB Accounting Standards Codification (“ASC”). The adoption of the requirements of this statement applies prospectively to business combinations for which the acquisition date is on or after fiscal years beginning after December 15, 2008. The statement significantly changed the accounting for business combinations, and under this statement, an acquiring entity is required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. In addition, the statement changed the accounting treatment for certain specific items, including acquisition costs, noncontrolling interests, acquired contingent liabilities, in-process research and development, restructuring costs and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date. We adopted this statement on January 1, 2009 and all acquisitions subsequent to that date have been recorded under these new accounting provisions.
(5) Supplemental Disclosure of Cash Flow Information

	Years Ended December 31,
	2009	2008
	Amounts in thousands
Cash paid for acquisitions:
Fair value of assets acquired	$6,285	7,937
Net liabilities assumed	(421)	(4,078)

Net assets acquired	5,864	3,859
Estimated fair value of contingent consideration for acquisition	(3,162)	—

Cash paid for acquisitions, net of cash acquired	$2,702	3,859

Net cash paid (received) during the year for income taxes	$(4,494)	20,921

(6) Property and Equipment
     Property and equipment at December 31, 2009 and 2008 consist of the following:

	2009	2008
	Amounts in thousands
Property and equipment, net:
Land	$37,055	36,654
Buildings	160,868	176,528
Machinery and equipment	76,794	156,104

	274,717	369,286
Accumulated depreciation	(88,826)	(157,440)

	$185,891	211,846

(7) Goodwill and Other Intangible Assets
     The following table provides the activity and balances of goodwill in the Creative Services group (amounts in thousands):

Goodwill
Balance at January 1, 2008	$95,069
Goodwill impairment	(95,069)

Balance at December 31, 2008	—
Acquisitions	1,954

Balance at December 31, 2009	$1,954

     In connection with the 2008 annual evaluation of the recoverability of goodwill, the Company estimated the value of the commercial TV reporting unit using a discounted cash flow analysis. The result of this valuation indicated that the fair value of the commercial TV reporting unit, which is included in the Creative Services group, was less than its carrying value. The commercial TV reporting unit fair value was then used to calculate an implied value of the goodwill related to this reporting unit which resulted in full impairment of the goodwill balance of $95,069,000 in the fourth quarter of 2008.
     For the years ended December 31, 2009 and 2008, the Company recorded $87,000 and $143,000, respectively, of amortization expense for other intangible assets. Amortization expense is expected to be $131,000 per year for the next five years.
     Tradename intangibles of $3,719,000 and $1,848,000 are included in other assets at December 31, 2009 and 2008, respectively. The 2009 amount includes $1,871,000 of tradenames that are being amortized on a straight line basis over 15 years.
(8) Restructuring Charges
     During 2009 and 2008, the Company completed certain restructuring activities designed to improve operating efficiencies and to strengthen its competitive position in the marketplace primarily through cost and expense reductions. In connection with these integration and consolidation initiatives, the Company recorded charges of $7,273,000 and $8,801,000, respectively.
     The 2009 restructuring charge related to certain severance and facility costs in conjunction with ongoing structural changes commenced in 2008 that were implemented to align our organization with our strategic goals and with how we operate, manage and sell our services. Such changes include the consolidation of certain facilities in the United Kingdom and further restructuring and labor cost mitigation measures undertaken across all of our businesses. Approximately $5.1 million of the 2009 restructuring charges related to the Content Services group in the United States and United Kingdom while the remaining amount related mainly to the Creative Services group. Any additional future restructuring costs for the ongoing structural changes being implemented is not currently determinable.
     The 2008 restructuring charge related to severance and facility costs, which included the consolidation of certain facilities in the United States and the United Kingdom, the closing of our operations in Mexico and a reduction in headcount to realign with the new reporting structure. Approximately $4.8 million of the 2008 restructuring charges related to the Creative Services group in the United States and United Kingdom while the remaining amount related mainly to the Content Services group.
     The following table provides the activity and balances of the restructuring reserve. At December 31, 2009, approximately $3.9 million of the ending liability balance is included in other accrued liabilities with the remaining amount recorded in other long-term liabilities.

	Opening			Ending
	Balance	Additions	Deductions (a)	Balance
	Amounts in thousands
Severance	1,357	5,183	(4,014)	2,526
Excess facility costs	1,622	3,618	(1,946)	3,294

December 31, 2008	$2,979	8,801	(5,960)	5,820

Severance	2,526	4,313	(6,140)	699	(b)
Excess facility costs	3,294	2,960	(1,879)	4,375	(c)

December 31, 2009	$5,820	7,273	(8,019)	5,074

(a)	Primarily represents cash payments.

(b)	Substantially all of this amount is expected to be paid in 2010.

(c)	Substantially all of this amount is expected to be paid by 2012.
(9) Dispositions
     The consolidated financial statements and accompanying notes of Ascent Media have been prepared reflecting the following businesses as discontinued operations in accordance with the Presentation of Financial Statements Topic of the FASB ASC.
     In September 2010, the Company shut down the operations of the Global Media Exchange (“GMX”), which was previously included in the Content Services group. The GMX assets and liabilities and the results of operations of GMX have been treated as discontinued operations in the condensed consolidated financial statements for all periods presented.
     On December 21, 2009, we entered into a letter of intent to sell the assets and operations of our Chiswick Park facility in the United Kingdom, which was included in our Content Services group, to Discovery Communications, Inc. The sale closed in February 2010 for net cash proceeds of approximately $35 million. We expect to recognize a pre-tax gain of approximately $26 million from the sale, subject to customary post-closing adjustments. For the year ended December 31, 2009, the Chiswick Park operations generated approximately $18.4 million in revenue and contributed $11.8 million in adjusted OIBDA. The Chiswick Park assets and liabilities have been classified as held for sale and the results of operations of the Chiswick Park facility have been treated as discontinued operations in the consolidated financial statements for all periods presented.
     On September 4, 2008, Ascent Media completed the sale of 100% of its ownership interests in AccentHealth, which was part of the Content Services group, to an unaffiliated third party for net cash proceeds of $118,641,000. Ascent Media recognized a pre-tax gain on the sale of $63,929,000, subject to customary post-closing adjustments, and $25,566,000 of income tax expense resulting from the gain. Such gain and related income tax expense are included in earnings from discontinued operations in the accompanying condensed consolidated statement of operations.

     On September 8, 2008, Ascent Media sold 100% of the outstanding membership interests in Ascent Media Systems & Technology Services, LLC, which was part of the Content Services group, located in Palm Bay, Florida (“Palm Bay”), to an unaffiliated third party for net cash proceeds of $7,040,000. Ascent Media recognized a pre-tax gain on the sale of $3,370,000 and recorded income tax expense resulting from the gain of $1,348,000. Such gain and related income tax expense are included in earnings from discontinued operations in the accompanying condensed consolidated statement of operations.
     On September 30, 2008, Ascent Media sold 100% of its ownership interest in Visiontext Limited (“Visiontext”), which was part of the Creative Services group, to an unaffiliated third party for net cash proceeds of $2,150,000. Ascent Media recognized a pre-tax gain on the sale of $1,777,000 and recorded income tax expense resulting from the gain of $611,000. Such gain and related income tax expense are included in earnings from discontinued operations in the accompanying condensed consolidated statement of operations.
     The following table presents the results of operations of the discontinued operations that are included in earnings from discontinued operations, net of income tax:

	Year Ended December 31,
	2009	2008
	Amounts in thousands
Revenue	$18,368	49,382
Earnings before income taxes (a)	$4,547	81,796

(a)	The 2008 amount includes a $63,929,000 gain on the sale of AccentHealth, a $3,370,000 gain on the sale of Palm Bay and a $1,777,000 gain on the sale of Visiontext.
     The following table presents the assets held for sale and the assets of discontinued operations included in the consolidated balance sheets:

	2009	2008
	Amounts in thousands
Assets held for sale	$12,078	$13,129
Assets of discontinued operations	$1,652	$883
Liabilities related to assets held for sale	$4,098	$3,796
Liabilities related to assets of discontinued operations	$575	$798
(10) Investments in Marketable Securities
     During 2009, Ascent Media purchased marketable securities consisting of diversified corporate bond funds and selected equity securities for cash. At December 31, 2009, the investments in marketable securities consisted entirely of diversified corporate bond funds. The following table presents the activity of these investments, which have all been classified as available-for-sale securities:

Year ended
December 31, 2009
Amounts in thousands
Beginning Balance	$—
Purchases	68,126
Sales (at cost) (a)	(14,259)
Unrealized gain	2,330

Ending Balance	$56,197

(a)	Total proceeds from the sales were $16,309,000 which included a pre-tax gain of $2,050,000.

     The following table presents the net after-tax unrealized and realized gains on the investment in marketable securities that was recorded into accumulated other comprehensive income on the consolidated balance sheet and in other comprehensive income on the consolidated statements of operations and comprehensive earnings (loss):

Year ended
December 31, 2009
Amounts in thousands
Accumulated other comprehensive income
Beginning Balance	$—
Gains, net of tax (a)	2,542
Gains recognized into earnings, net of tax (b)	(1,190)

Ending Balance	$1,352

(a)	Amount is net of tax of $1,838,000.

(b)	Amount is net of tax of $860,000.
(11) Fair Value Measurements
     According to the Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification, fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and requires that assets and liabilities carried at fair value are classified and disclosed in the following three categories:

• Level 1 -	Quoted prices for identical instruments in active markets.

• Level 2 -	Quoted prices for similar instruments in active or inactive markets and valuations derived from models where all significant inputs are observable in active markets.

• Level 3 -	Valuations derived from valuation techniques in which one or more significant inputs are unobservable in any market.
     The following summarizes the fair value level of assets and liabilities that are measured on a recurring basis at December 31 (amounts in thousands):

	Level 1	Level 2	Level 3	Total
2008
Money market funds (a)	$327,977	—	—	327,977
Other liabilities	—	—	(4,226)	(4,226)

Total	$327,977	—	(4,226)	323,751

2009
Money market funds (a)	$272,143	—	—	272,143
Investments in marketable securities (b)	56,197	—	—	56,197
Other liabilities	—	—	(3,327)	(3,327)

Total	$328,340	—	(3,327)	325,013

(a)	Included in cash and cash equivalents on the consolidated balance sheet.

(b)	Investments consist entirely of diversified corporate bond funds and are all classified as available-for-sale securities.
     The Company has elected the practical expedient option for its investments in money market funds.

     The Level 3 liabilities relate to contingent consideration related to business acquisitions which were computed using discounted cash flow models which use estimated discount rates. The following table presents the activity in the Level 3 balances:

	Years Ended December 31,
	2009	2008
	Amounts in thousands
Beginning Balance	$(4,226)	(6,100)
Contingent consideration	(3,162)	—
Settlements paid in cash	—	1,874
Amounts credited to income (a)	4,061	—

Ending Balance (b)	$(3,327)	(4,226)

(a)	Amount consisted of a participating residual interest change in fair value credit of $4,092,000 and a contingent consideration change in fair value expense of $31,000. These amounts were recorded in SG&A on the consolidated statements of operations.

(b)	The 2009 amount consisted of contingent consideration of $3,193,000 and participating residual interest of $134,000. The 2008 amount consists entirely of participating residual interest.
     For the year ended December 31, 2009, the Company recorded an asset impairment for one of its content services facilities. The fair value of the asset was $7,195,000 which resulted in an impairment charge of $972,000. The fair value was a non-recurring, Level 3 valuation and was measured using a discounted cash flow model which uses internal estimates of future revenues and costs and an estimated discount rate.
     Ascent Media’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable are carried at cost, which approximates their fair value because of their short-term maturities.
(12) Income Taxes
     The Company’s income tax benefit (expense) from continuing operations is as follows:

	Years Ended December 31,
	2009	2008
	Amounts in thousands
Current
Federal	$11,348	1,459
State	204	(29)
Foreign	(1,074)	(1,263)

	10,478	167

Deferred
Federal	(20,098)	1,695
State	(13,668)	(6,141)
Foreign	4,755	3,579

	(29,011)	(867)

Total tax (expense) benefit	$(18,533)	(700)

     Components of pretax loss from continuing operations are as follows:

	Years Ended December 31,
	2009	2008
	Amounts in thousands
Domestic	$(19,814)	(97,875)
Foreign	(18,497)	(15,495)

	$(38,311)	(113,370)

     Income tax benefit differs from the amounts computed by applying the United States federal income tax rate of 35% as a result of the following:

	Years Ended December 31,
	2009	2008
	Amounts in thousands
Computed expected tax benefit	$13,409	39,680
State and local income taxes, net of federal income taxes	1,918	482
Change in valuation allowance affecting tax expense	(34,839)	(10,052)
Goodwill impairment not deductible for tax purposes	—	(32,290)
U.S. taxes on foreign income	(776)	(1,436)
Non-deductible expenses	(999)	(1,277)
Foreign tax credit	—	2,501
Other, net	2,754	1,692

Income tax (expense) benefit	$(18,533)	(700)

Components of deferred tax assets and liabilities as of December 31 are as follows:

	2009	2008
	Amounts in thousands
Current assets:
Accounts receivable reserves	$2,974	1,653
Accrued liabilities	11,815	17,840
Other	2,550	—

Total current deferred tax assets	17,339	19,493
Valuation allowance	(15,992)	(8,059)

	1,347	11,434

Noncurrent assets:
Net operating loss carryforwards	26,592	20,002
Property, plant and equipment	2,197	2,843
Intangible assets	16,769	16,765
Other	1,953	60

Total noncurrent deferred tax assets	47,511	39,670
Valuation allowance	(43,819)	(16,402)

	3,692	23,268

Deferred tax assets, net	5,039	34,702

Current liabilities:
Other	(785)	(608)
Noncurrent liabilities:
Marketable securities	(978)	—
Other	(1,685)	(723)

	(2,663)	(723)
Total deferred tax liabilities	(3,448)	(1,331)

Net deferred tax assets	$1,591	33,371

     The Company’s deferred tax assets and liabilities are reported in the accompanying consolidated balance sheets as follows:

	December 31,
	2009	2008
	Amounts in thousands
Current deferred tax assets, net	$562	10,826
Long-term deferred tax assets, net	1,029	22,545

Net deferred tax assets	$1,591	33,371

     At December 31, 2009, the Company has $286,200,000 and $30,900,000 in net operating loss carryforwards for state and foreign tax purposes, respectively. The state net operating losses expire at various times from 2011 through 2019, and the foreign net operating losses may be carried forward indefinitely. The Company has $644,000 of state income tax credits which will expire at various times through 2011.
     Although Ascent Media was included in the DHC consolidated tax returns while it was a subsidiary of DHC, Ascent Media has accounted for income taxes on a separate company return basis in the accompanying condensed consolidated financial statements. Such methodology resulted in Ascent Media recording income taxes payable prior to the Ascent Media Spin Off. Because DHC had net operating losses to offset $23,141,000 of the tax payable in its consolidated tax return, Ascent Media reduced its income tax payable by this amount with an offsetting increase to equity. Prior to July 2005, Ascent Media was a subsidiary of Liberty and was included in their consolidated tax returns.
     During the first quarter of 2008, Liberty reached an agreement with the IRS with respect to certain tax items that related to periods prior to the Company’s spin off from Liberty in July 2005. The IRS agreement resulted in a reduction of $5,370,000 and $30,808,000 to the amount of federal and California net operating losses (“NOLs”), respectively, that Liberty allocated to the Company at the time of the 2005 spin off. The reduction in the Company’s federal NOLs resulted in a first quarter 2008 tax expense of $1,880,000 (35% of $5,370,000). The Company had no expectation that it would be able to utilize the California NOLs, and had thus recorded a valuation allowance with respect to such NOLs. Therefore, the reduction in California NOLs was offset by a reduction in the corresponding valuation allowance and resulted in no net tax expense. During the fourth quarter of 2008, Liberty closed its IRS audit for tax years through 2005, with no further adjustments affecting the Company. At December 31, 2008, Ascent Media had fully utilized its federal net operating losses against its continuing and discontinued operations.
     During the current year, the Company performed an assessment of positive and negative evidence regarding the realization of its net deferred tax assets. Based on this assessment, management has determined that it is more likely than not that the Company will not realize the tax benefits associated with its United States deferred tax assets and certain foreign deferred tax assets. As such, for the year ended December 31, 2009, the Company increased the total valuation allowance by $35,350,000 consisting of an increase of $34,839,000 to tax expense and an increase of $511,000 to other comprehensive income. At December 31, 2009, the total valuation allowance balance was $59,811,000.
     The Company believes that the net deferred income tax assets will be realized based upon its budgeted pre-tax earnings, adjusted for significant items such as non-recurring charges, new businesses, and the recognition of taxable income for the reversal of deferred tax assets and liabilities in the same future period.
     As of December 31, 2009, the Company’s income tax returns for the periods of September 18, 2008 through December 31, 2008 and the year ended December 31, 2009, as well as the periods July 21, 2005 through September 17, 2008, while the Company was included in the consolidated income tax returns of DHC, remain subject to examination by the IRS.
     A reconciliation of the beginning and ending amount of unrecognized tax benefits, which is recorded in income taxes receivable, for the year ended December 31, 2009 is as follows:

2009
Amounts in
thousands
Balance at January 1, 2009	$392
Increases for the tax positions of prior years	14
Reductions for tax positions of prior years	(88)
Foreign currency exchange adjustments	(14)

Balance at December 31, 2009	$304

     The Company expects to settle approximately $215,000 of the uncertain tax position during 2010, which will not materially impact its effective tax rate.
     When the tax law requires interest to be paid on an underpayment of income taxes, the Company recognizes interest expense from the first period the interest would begin accruing according to the relevant tax law. Such interest expense is included in other income, net in the accompanying consolidated statements of operations. Any accrual of penalties related to underpayment of income taxes on uncertain tax positions is included in Other income, net in the accompanying consolidated statements of operations. As of December 31, 2009, accrued interest and penalties related to uncertain tax positions were not significant.
     During 2008, the Company provided $1,512,000 of United States tax expense for future repatriation of cash from its Singapore operations. This charge represents undistributed earnings from Singapore not previously taxed in the United States that is anticipated to be repatriated.

     During 2009, the Company restructured its United Kingdom and Singapore operations which resulted in the Company permanently reinvesting excess cash from these operations within those countries. There were no undistributed earnings from these operations as of December 31, 2009.
(13) Stock-based and Long-Term Compensation
2006 Ascent Media Group Long-Term Incentive Plan
     AMG has made awards to certain employees under its 2006 Long-Term Incentive Plan, as amended, (the “2006 Plan”). The 2006 Plan provides the terms and conditions for the grant of, and payment with respect to, Phantom Appreciation Rights (“PARs”) granted to certain officers and other key personnel of AMG and its subsidiaries. The value of a single PAR (“PAR Value”) is equal to the positive amount (if any) by which (a) the sum of (i) 6% of cumulative free cash flow (as defined in the 2006 Plan) over a period of up to six years, divided by 500,000; plus (ii) the calculated value of AMG, based on a formula set forth in the 2006 Plan, divided by 10,000,000; exceeds (b) a baseline value determined at the time of grant. The 2006 Plan is administered by a committee whose members are designated by our board of directors. Grants are determined by the committee, with the first grant occurring on August 3, 2006. The maximum number of PARs that may be granted under the 2006 Plan is 500,000, and there were 388,500 PARs granted as of December 31, 2008. The PARs vest quarterly over a three year period beginning on the grant date, and vested PARs are payable on March 31, 2012 (or, if earlier, on the six-month anniversary of a grantee’s termination of employment for any reason other than cause) in either cash or stock at the committee’s discretion. AMG records a liability and a charge to expense based on the PAR Value and percent vested at each reporting period.
     Prior to the most recent amendment of the 2006 Plan, the calculated value and free cash flow of AccentHealth were included in determining the PAR value. Effective September 9, 2008, the 2006 Plan was amended to reflect the sale of AccentHealth. As a result of the amendment, AMG or one of its subsidiaries will make cash distributions to each grantee who held PARs on the date of the AccentHealth sale, in an aggregate amount for each grantee representative of the increase in PAR Value related to AccentHealth from the date of grant of PARs to such grantee through the date of sale. These cash distributions will be made over a three year period, beginning in February 2009, with the majority of grantees receiving their entire distribution in 2009. For the year ended December 31, 2008, AMG recorded a liability and a charge to selling, general and administrative expense of $3,523,000 for such distribution.
Ascent Media Corporation 2008 Incentive Plan
     The Ascent Media Corporation 2008 Incentive Plan (the “2008 incentive plan”) was adopted by the Board of Directors of the Company on September 15, 2008. The 2008 incentive plan is designed to provide additional compensation to certain employees and independent contractors for services rendered, to encourage their investment in Ascent Media’s capital stock and to attract persons of exceptional ability to become officers and employees. The number of individuals who receive awards under the 2008 incentive plan will vary from year to year and is not predictable. Awards may be granted as non-qualified stock options, stock appreciation rights, restricted shares, stock units, cash awards, performance awards or any combination of the foregoing (collectively, “awards”). The maximum number of shares of Ascent Media’s common stock with respect to which awards may be granted under the 2008 incentive plan is 2,000,000, subject to anti-dilution and other adjustment provisions of the incentive plan. The base or exercise price of a stock option or stock appreciation right may not be less than fair market value on the day it is granted.
Ascent Media Corporation 2008 Non-Employee Director Incentive Plan
     The Ascent Media Corporation 2008 Non-Employee Director Incentive Plan (the “2008 director incentive plan”) was adopted by the Board of Directors of the Company on September 15, 2008. The 2008 director incentive plan is designed to provide additional compensation to the non-employee Board of Director members for services rendered and to encourage their investment in Ascent Media’s capital stock. Awards may be granted as non-qualified stock options, stock appreciation rights, restricted shares, stock units, cash awards, performance awards or any combination of the foregoing (collectively, “awards”). The maximum number of shares of Ascent Media’s common stock with respect to which awards may be granted under the 2008 director incentive plan is 500,000, subject to anti-dilution and other adjustment provisions of the incentive plan. The base or exercise price of a stock option or stock appreciation right may not be less than fair market value on the day it is granted.

Other
     As of the Spin Off Date, DHC stock options held by an officer and director of DHC, who is currently a director of DHC’s successor, were converted into options to purchase shares of the applicable series of Ascent Media common stock and options to purchase shares of the applicable series of common stock of DHC’s successor. In accordance with the conversion calculation, the holder received 11,722 Ascent Media Series A options with exercise prices ranging from $15.21 to $29.42 and 76,210 Ascent Media Series B options with an exercise price of $25.29. In accordance with the terms of the original DHC option and the conversion, the holder may elect, at the exercise date, to convert the Series B options into 93,115 Series A options with an exercise price of $22.53. All of these options are fully vested. The Ascent Media Series B options (and the Ascent Media Series A options into which such Series B options may be converted) expire in 3 years. The remainder of the Ascent Media Series A options expire in 5 to 9 years. All of these options were exercised in 2009.
Grants of Stock-based Awards
2009
     In the fourth quarter of 2009, four non-employee directors were granted a combined total of 15,923 shares of restricted stock awards that vest quarterly over two years. The restricted stock had a fair value of $24.81 per share which was the closing price of the Ascent Media Series A common stock on the date of grant.
     In the first quarter of 2009, certain key employees were granted a total of 116,740 options to purchase Ascent Media Series A common stock for a weighted average exercise price of $25.30 per share. Such options vest quarterly over four years from the date of grant, terminate 10 years from the date of grant and had a weighted-average fair value at the date of grant of $12.30, as determined using the Black-Scholes Model. For the 2009 stock grants, the assumptions used in the Black-Scholes Model to determine grant date fair value were a volatility factor of 50%, a risk-free interest rate of 1.51%, an expected life of 6.1 years and a dividend yield of zero.
2008
     In the fourth quarter of 2008, each of the three non-employee directors then on the Board of Ascent Media was granted 11,030 options to purchase Ascent Media Series A common stock with an exercise price of $21.81. Such options vest quarterly over two years from the date of grant, terminate 10 years from the date of grant and had a grant-date fair value of $10.50 per share, as determined using the Black-Scholes Model. In addition, the three non-employee directors were each granted 1,146 restricted stock awards that also vest quarterly over two years. The restricted stock had a fair value of $21.81 per share which was the closing price of the Ascent Media Series A common stock on the date of grant.
     In the fourth quarter of 2008, two employee officers were granted a total of 468,858 options to purchase Ascent Media Series A common stock with a weighted average exercise price of $22.16 per share. Such options vest quarterly over five years from the date of the Ascent Media Spin Off, terminate 10 years from the date of Ascent Media Spin Off and had a weighted-average grant date fair value of $11.14, as determined using the Black-Scholes Model. In addition, the officers were granted a total of 126,243 restricted stock awards that vest quarterly over four years. The restricted stock had a weighted-average fair value of $22.16 which was equal to the closing price of the Ascent Media Series A common stock on the dates of grant.
     For the 2008 stock grants discussed above, the weighted average grant date assumptions used for the Black-Scholes Model were a volatility factor of 50%, a risk-free interest rate of 2.44%, an expected life of 5.9 years and a dividend yield of zero.

     The following table presents the number and weighted average exercise price (“WAEP”) of options to purchase Ascent Media Series A and Series B common stock.

	Series A		Series B
	common stock	WAEP	common stock	WAEP
Outstanding at January 1, 2009	513,670	$20.57	76,210
Grants	116,740	$25.30	—
Exercises	(11,722)	$16.60	(76,210)	$25.29

Outstanding at December 31, 2009	618,688	$22.73	—

Exercisable at December 31, 2009	155,648	$22.57	—

     As of December 31, 2009, the total compensation cost related to unvested equity awards was approximately $7,540,000. Such amount will be recognized in the consolidated statements of operations over a weighted average period of approximately 3.50 years. The intrinsic value of outstanding and exercisable stock options awards at December 31, 2009 was $1,182,000 and $563,000, respectively. The weighted average remaining contractual life of both exercisable and outstanding awards at December 31, 2009 was 8.75 years.
(14) Stockholders’ Equity
  Preferred Stock
     The Company’s preferred stock is issuable, from time to time, with such designations, preferences and relative participating, optional or other rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such preferred stock adopted by Ascent Media’s Board of Directors. As of December 31, 2009, no shares of preferred stock were issued.
  Common Stock
     Holders of Ascent Media Series A common stock are entitled to one vote for each share held, and holders of Ascent Media Series B common stock are entitled to 10 votes for each share held. Holders of Ascent Media Series C common stock are not entitled to any voting powers, except as required by Delaware law. As of December 31, 2009, 13,446,241 shares of Series A common stock was outstanding. As of December 31, 2009, 734,127 shares of Series B common stock was outstanding. Each share of the Series B common stock is convertible, at the option of the holder, into one share of Series A common stock. As of December 31, 2009, no shares of Ascent Media Series C common stock were issued. The following table presents the activity in the Series A and Series B common stock:

	Series A	Series B
	common stock	common stock
Distributed on Spin Off date	13,401,886	659,732
Vesting of restricted stock	7,890	—

Balance at December 31, 2008	13,409,776	659,732
Conversion from Series B to Series A shares	1,815	(1,815)
Vesting of restricted stock	22,928	—
Stock option exercises	11,722	76,210

Balance at December 31, 2009	13,446,241	734,127

     As of December 31, 2009, there were 618,688 shares of Ascent Media Series A common stock reserved for issuance under exercise privileges of outstanding stock options.

Other Comprehensive Earnings (Loss)
Accumulated other comprehensive earnings (loss) included in the consolidated balance sheets and consolidated statement of stockholders’ equity reflect the aggregate of foreign currency translation adjustments and pension adjustments.
     The change in the components of accumulated other comprehensive earnings (loss), net of taxes, is summarized as follows:

				Accumulated
	Foreign	Unrealized		Other
	Currency	Holding		Comprehensive
	Translation	Gains, net	Pension	Earnings (Loss),
	Adjustments (a)	of income tax (b)	Adjustments (c)	Net of Taxes
		Amounts in thousands
Balance at December 31, 2007	$12,624	—	(1,911)	10,713
Other comprehensive loss	(18,603)	—	(63)	(18,666)

Balance at December 31, 2008	(5,979)	—	(1,974)	(7,953)
Other comprehensive loss	4,693	1,352	(1,709)	4,336

Balance at December 31, 2009	$(1,286)	1,352	(3,683)	(3,617)

(a)	No income taxes were recorded on foreign currency translation amounts for 2009 and 2008.

(b)	Net of income taxes of $978,000 for 2009.

(c)	No income taxes were recorded on the pension adjustment amounts for 2009 and 2008.
(15) Employee Benefit Plans
Defined Contribution Plan
     AMG offers a 401(k) defined contribution plan covering most of its full-time domestic employees. AMG also sponsors a pension plan for eligible employees of its foreign subsidiaries. The plans are funded by employee and employer contributions. Total combined 401(k) plan and pension plan expenses for the years ended December 31, 2009 and 2008 were $3,844,000 and $4,328,000, respectively.
Management Incentive Plan
     AMG offers a Management Incentive Plan (“MIP”) which provides for annual cash incentive awards based on company and individual performance. Certain executive officers and certain employees with a title of divisional managing director, corporate director or higher are eligible to receive awards under the MIP, as determined by a management incentive plan compensation committee. To the extent an award is earned, it is payable no later than two and one-half months following the end of the applicable plan year. Participants must be employed by AMG through the payment date to be eligible to receive the award. The forecasted award liability is accrued on a monthly basis throughout the plan year. For the year ended December 31, 2009, the MIP plan was suspended and no expense was recorded. For the years ended December 31, 2008, total MIP expense was $2,567,000. The MIP liability at December 31, 2008 was equivalent to the expense for that year.
Defined Benefit Plans
     AMG has two defined benefit plans in the United Kingdom. Participation in the defined benefit plans is limited with approximately 142 participants, including retired employees. The plans are closed to new participants.
     AMG uses a measurement date of December 31 for its defined benefit pension plans.

     The obligations and funded status of the defined benefit plans for the years ended December 31, 2009 and 2008 are as follows:

	Years Ended
	2009	2008
	Amounts in thousands
Change in Benefit Obligation:
Benefit Obligation – beginning of year	$7,460	11,385
Service cost	49	91
Interest cost	514	475
Actuarial (gain) loss	1,596	(802)
Plan amendments	—	114
Settlements	(81)	(272)
Benefits paid	(231)	(421)
Member contributions	16	22
Foreign currency exchange rate changes	747	(3,132)

Benefit Obligation – end of year	10,070	7,460

Change in Plan Assets:
Fair Value of plan assets – beginning of year	6,215	9,124
Actual return on assets	166	(466)
Settlements	(99)	(314)
Employer contributions	847	780
Member contributions	16	22
Benefits paid	(231)	(421)
Foreign currency exchange rate changes	622	(2,510)

Fair Value of plan assets – end of year	7,536	6,215

Unfunded Status	$(2,534)	(1,245)

     AMG had recorded the entire unfunded balance in the table above for each year in the other liability account on the consolidated balance sheet. The projected benefit obligation and accumulated benefit obligation at December 31, 2009 and 2008 are equal to the “Benefit obligation – end of year” amount in the table above. The accumulated other comprehensive income balance at December 31, 2009 and 2008, included pension adjustments of $(3,683,000) and $(1,974,000), respectively.
     The following table sets forth the average assumptions and the asset category allocations of the defined benefit plans for the years ended December 31, 2009 and 2008.

	2009	2008
Assumptions:
Discount rate	5.75%	6.25%
Long-term return on plan assets	5.23%	4.83%
Price inflation	3.80%	3.00%

Asset Category Allocations:
Debt securities	44%	49%
Equity securities	33%	29%
Other	23%	22%

The amount of pension cost recognized for the years ended December 31, 2009 and 2008 were as follows:

	Year Ended December 30,
	2009	2008
	Amounts in thousands
Service cost	$49	104
Interest cost	506	540
Expected return on plan assets	(341)	(419)
Amortization of net loss	141	130
Recognized transitional liability	—	—
Settlement loss	—	—

	$355	355

The Company employs a mix of investments, insurance policies and cash at a prudent level of risk in order to maximize the long-term return on plan assets. The investment objectives are to meet the future benefit obligations of the pension plans and to reduce funding volatility as much as possible. The Level 3 activity was not significant during 2009. The fair value of the plan assets as of December 31, 2009 are as follows:

	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$440	—	—	440
Pooled investment funds	2,783	—	—	2,783
Debt investments	1,868	—	—	1,868
Insurance policies	1,449	—	996	2,445

Total	$6,540	—	996	7,536

The estimated future benefit payments as of December 31, 2009 are as follows:

Year ended December 31:
2010	$390
2011	$432
2012	$167
2013	$585
2014	$252
Thereafter	$1,684
(16) Commitments and Contingencies
     Future minimum lease payments under scheduled operating leases, which are primarily for buildings, equipment and real estate, having initial or remaining noncancelable terms in excess of one year are as follows (in thousands):

Year ended December 31:
2010	$24,453
2011	$21,935
2012	$17,561
2013	$12,960
2014	$12,526
Thereafter	$38,648

     Rent expense for noncancelable operating leases for real property and equipment was $24,743,000 and $25,975,000 for the years ended December 31, 2009 and 2008, respectively. Various lease arrangements contain options to extend terms and are subject to escalation clauses.
     In December 2003, Ascent Media acquired the operations of Sony Electronics’ systems integration center business and related assets, which is referred to as SIC. In the original exchange, Sony received the right to be paid by the end of 2008 an amount equal to 20% of the value of the combined business of Ascent Media’s wholly owned subsidiary, AF Associates, Inc. (“AF Associates”), and SIC. At the time of the original exchange, the value of 20% of the combined business of AF Associates and SIC was estimated at $6,100,000. On July 30, 2008, Ascent Media and Sony Electronics entered in to an amended agreement which required Ascent Media to immediately pay $1,874,000 to Sony Electronics as a partial payment of the 20% of value, but delayed Sony’s right to be paid further amounts until a date no earlier than December 31, 2012. In 2009, the combined business of AF Associates and SIC experienced a significant decline in the number of large system integration projects as customers reduced spending in response to a weaker economic climate. As a result, the fair value of the 20% of the combined business of AF Associates and SIC was reduced from $6,100,000 to $2,008,000. Ascent Media recorded a credit of $4,092,000 in SG&A expense in the consolidated statement of operations. The remaining liability of $134,000 is included in other liabilities in the consolidated balance sheet. The combined business of AF Associates and SIC is included in the Content Services group.
     The Company is involved in litigation and similar claims incidental to the conduct of its business. In management’s opinion, none of the pending actions is likely to have a material adverse impact on the Company’s financial position or results of operations.
(17) Related Party Transactions
     Ascent Media provides services, such as satellite uplink, systems integration, origination, and post-production, to Discovery Communications, Inc. (“DCI”). Ascent Media, previously a wholly-owned subsidiary of DHC, and DCI’s predecessor, previously an equity investment of DHC, were related parties through the date of the Ascent Media Spin Off. DHC and that predecessor are now both wholly-owned subsidiaries of DCI. Revenue recorded by Ascent Media for these services in 2008 through the date of the Ascent Media Spin Off was $24,727,000. Ascent Media continues to provide services to DCI subsequent to the Ascent Media Spin Off that are believed to be at arms-length rates.
(18) Information About Reportable Segments
     Ascent Media’s chief operating decision maker, or his designee (the “CODM”), has identified Ascent Media’s reportable segments based on (i) financial information reviewed by the CODM and (ii) those operating segments that represent more than 10% of the Ascent Media’s consolidated revenue or earnings before taxes. Based on the foregoing criteria, Ascent Media’s business units have been aggregated into two reportable segments: the Content Services group and the Creative Services group.
     Ascent Media is organized into two operating groups: businesses that provide content services and businesses that provide creative services. The Content services group provides a full complement of facilities and services necessary to optimize, archive, manage, and reformat and repurpose completed media assets for global distribution via freight, satellite, fiber and the Internet, as well as the facilities, technical infrastructure, and operating staff necessary to assemble programming content for cable and broadcast networks and distributed media signals via satellite and terrestrial networks. The Creative Services group provides various technical and creative services necessary to complete principal photography into final products, such as feature films, movie trailers and TV spots, documentaries, independent films, scripted and reality television, TV movies and mini-series, television commercials, internet and new media advertising, music videos, interactive games and new digital media, promotional and identity campaigns and corporate communications. These services are referred to generally in the entertainment industry as “post-production” services.
     The accounting policies of the segments are the same as those described in the summary of significant accounting policies and are consistent with GAAP.
     Ascent Media evaluates the performance of its reportable segments based on financial measures such as revenue and adjusted operating income before depreciation and amortization (which is referred to as “adjusted OIBDA”).

Ascent Media defines “adjusted OIBDA” as revenue less cost of services and selling, general and administrative expenses (excluding stock and other equity-based compensation and accretion expense on asset retirement obligations) and defines “segment adjusted OIBDA” as adjusted OIBDA as determined in each case for the indicated operating segment or segments only. Ascent Media believes that segment adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including the businesses’ ability to fund their ongoing capital expenditures and service any debt. In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted OIBDA excludes depreciation and amortization, stock and other equity-based compensation, accretion expense on asset retirement obligations, restructuring and impairment charges, gains/losses on sale of operating assets and other income and expense that are included in the measurement of earnings (loss) before income taxes pursuant to GAAP. Accordingly, adjusted OIBDA and segment adjusted OIBDA should be considered in addition to, but not as a substitute for, earnings (loss) before income taxes, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Because segment adjusted OIBDA excludes corporate and other SG&A (as defined below), and does not include an allocation for corporate overhead, segment adjusted OIBDA should not be used as a measure of Ascent Media’s liquidity or as an indication of the operating results that could be expected if either operating segment were operated on a stand-alone basis. Adjusted OIBDA and segment adjusted OIBDA are non-GAAP financial measures. As companies often define non-GAAP financial measures differently, adjusted OIBDA and segment adjusted OIBDA as calculated by Ascent Media should not be compared to any similarly titled measures reported by other companies.
     Ascent Media’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies.

Summarized financial information concerning the reportable segments is presented in the following tables:

	Reportable Segments
	Content	Creative
	Services	Services
	Group	Group	Subtotal	Other(1)	Total
	Amounts in thousands
Year ended December 31, 2009
Revenue from external customers	$281,050	172,631	453,681	—	453,681
Adjusted OIBDA	$28,954	19,108	48,062	(25,458)	22,604
Capital expenditures	$16,044	7,306	23,350	4,585	27,935
Depreciation and amortization	$38,186	12,867	51,053	5,725	56,778
Total assets	$193,750	96,493	290,243	392,240	682,483

Year ended December 31, 2008
Revenue from external customers	$409,111	172,514	581,625	—	581,625
Adjusted OIBDA	$38,493	23,184	61,677	(28,410)	33,267
Capital expenditures	$21,131	9,903	31,034	4,749	35,783
Depreciation and amortization	$37,617	12,226	49,843	5,721	55,564
Total assets	$236,452	98,587	335,039	410,265	745,304

(1)	Amounts shown in Other provide a reconciliation of total reportable segments to the Company’s consolidated total. Included in other is (i) corporate SG&A expenses and capital expenditures incurred at a corporate level and (ii) assets held at a corporate level mainly comprised of all cash and cash equivalents, investments in marketable securities and deferred income tax assets.
     The following table provides a reconciliation of total adjusted OIBDA to loss from continuing operations before income taxes.

	Year Ended December 31,
	2009	2008
	Amounts in thousands
Total adjusted OIBDA	$22,604	33,267
Stock-based and long-term incentive compensation	(2,401)	(3,531)
Accretion expense on asset retirement obligations	(239)	(296)
Restructuring and other charges	(7,273)	(8,801)
Depreciation and amortization	(56,778)	(55,564)
Gain on sale of operating assets, net	467	9,038
Impairment of goodwill	—	(95,069)
Participating residual interest change in fair value	4,061	—
Other income, net	1,248	7,586

Loss from continuing operations before income taxes	$(38,311)	(113,370)

     Information as to the operations in different geographic areas is as follows:

	Years Ended December 31,
	2009	2008
	Amounts in thousands
Revenue
United States	$364,251	454,456
United Kingdom	67,311	104,489
Other countries	22,119	22,680

	$453,681	581,625

Property and equipment, net
United States	$148,312	164,137
United Kingdom	22,914	30,016
Other countries	14,665	17,693

	$185,891	211,846

(19)	Quarterly Financial Information (Unaudited)

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter
	Amounts in thousands,
	except per share amounts
2009:

Revenue	$115,257	114,269	106,949	117,206

Operating loss	$(10,503)	(11,829)	(11,425)	(5,802)

Net loss	$(6,448)	(7,204)	(6,414)	(32,831)

Basic and diluted net earnings (loss) per common share	$(0.46)	(0.51)	(0.46)	(2.33)

2008:

Revenue	$158,083	158,601	141,033	123,908

Operating income (loss)	$(6,042)	(3,423)	(5,882)	(105,609)

Net earnings (loss)	$(4,515)	(1,543)	39,328	(97,889)

Basic and diluted net earnings (loss) per common share	$(0.32)	(0.11)	2.80	(6.96)